Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Financial Results for Fiscal Second Quarter 2017

•	U.S. Product Revenue up 43%, Driven by Growth in U.S. Dermatology

•	Oculus Announced Sale of Latin America Assets for $19.5 Million in Cash (see separate press release, issued on October 31, 2016)

•	Dermatology Prescriptions Up 17%, September 2016 Quarter over June 2016 Quarter

Conference Call Begins at 4:30pm EST Today

PETALUMA, Calif.—(November 10, 2016)—Oculus Innovative Sciences, Inc. (NASDAQ: OCLS, warrants OCLSW), a specialty pharmaceutical company that develops and markets unique and effective solutions for the treatment of dermatological conditions and advanced tissue care, today announced financial results for the second quarter of fiscal year 2017, ended September 30, 2016.

Total revenue was $4.11 million for the second quarter as compared to $4.05 million for the same period in 2015. Product revenues of $3.8 million were up 12% when compared to the same period last year, driven by strong growth in dermatology and animal health sales, partly offset by a decrease in international revenue.

“We have established a strong foundation in dermatology with 22 salespeople, a portfolio of eight prescription products and over 58,000 prescriptions filled at the pharmacy counter since late 2014,” said Jim Schutz, Oculus CEO. “We had our best dermatology sales quarter to date with 13,739 prescriptions filled, up 17% over the previous quarter. Net revenue for dermatology in the September 2016 quarter was up 56% over the prior quarter. With this foundation in place, we are focused on maximizing our revenue growth in dermatology as we strive towards breakeven. Also, due to the recent sale of our Latin American business for $19.5 million of non-dilutive cash, we have more than sufficient cash to achieve commercial breakeven.”

Product revenues in the United States for the quarter ended September 30, 2016, of $1.7 million, increased by $511,000, or 43%, when compared to the same period in the prior year. This increase was the result of higher sales of the company’s dermatology and animal health products. Oculus currently has a strong dermatology product portfolio of eight products for the treatment of atopic and seborrheic dermatitis, scar management, surgical procedures, an oral anti-infective for severe acne and Ceramax, which utilizes a “state of the art” skin repair technology. In addition, sales to a new animal health care partner increased during the quarter compared to last year, partially offset by a decline in U.S. wound care revenue.

Product revenue in Europe and the rest of the world for the quarter ended September 30, 2016, of $920,000, decreased by $32,000 or 3%, as compared to the same period in the prior year, with decreases in Europe and Asia, partially offset by increases in the Middle East and Singapore.

Product revenue in Latin America for the quarter ended September 30, 2016, was $1.2 million, down $74,000 or 6%, when compared to the same period in the prior year. This decrease was caused by a 15% decline in the value of the peso from the same period in the prior year, partially offset by a 9% growth in local currency revenue.

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For the three months ended September 30, 2016 and 2015, product licensing fees and royalty revenues were $75,000 and $339,000, respectively. The decrease is primarily related to the lower amortization of upfront payments from the company’s partner, Invekra, in Latin America.

Oculus reported gross profit of $2.1 million, or 51% of total revenue, during the three months ended September 30, 2016, compared to a gross profit of $2.1 million, or 52% of total revenue when compared to the same period in the prior year. The gross profit percentage was down slightly compared to last year due to the reduction in higher-margin license fees and royalty revenue of $264,000, related to Oculus’ agreement with Invekra.

Total operating expenses of $4 million for the three months ended September 30, 2016, increased by $74,000, or 2%, as compared to the same period in the prior year. Operating expenses minus non-cash expenses during the second quarter of fiscal year 2017 were $3.7 million, up $167,000, as compared to the same period in the prior year. This increase in operating expenses was due mostly to sales, marketing and administrative expenses in the United States related to the growth in the expenses associated with developing the company’s dermatology markets.

Net loss for the quarter ended September 30, 2016, was $1.9 million, an increase of $186,000 as compared to net loss of $1.8 million for the same period in the prior year. The operating loss minus non-cash expenses was $1.5 million, up $171,000, compared to $1.3 million for the same period last year.

As of September 30, 2016, Oculus had unrestricted cash and cash equivalents of $3.3 million, as compared with $5 million as of June 30, 2016. The company has no material debt outstanding. Due to sale of Latin American assets, Oculus’s cash position increased $18 million on October 28, 2016 with another $1.5 million expected in February 2017.

Results for the Six Months Ended September 30, 2016

Total revenues of $7.9 million increased by $185,000, or 2%, for the six months ended September 30, 2016, as compared to $7.7 million for the six months ended September 30, 2015. Product revenue of $7.3 million for the six months ended September 30, 2016 increased $1.0 million, or 16%, compared to the same period last year. This increase in product revenue was driven by strong growth in the United States, up $1.1 million, or 56%, and Europe and rest of world, up 29%. Latin American revenue was down 19% with an 18% decline in the value of the peso.

Oculus reported gross profit related to sales of its products of $4 million, or 51% of total revenues, for the six months ended September 30, 2016 and 2015.

Total operating expenses less non-cash expenses increased $598,000, or 8%, for the six months end September 30, 2016 compared to the same period in the prior year. This increase was primarily due to higher costs of the direct sales force for dermatology. Operating loss less non-cash expenses (EBITDAS) for the six months ended September 30, 2016, was $3.6 million, compared to $3.0 million for the same period last year.

Conference Call

Oculus’ management will hold a conference call today to discuss second quarter fiscal year 2017 results and answer questions, beginning at 4:30 p.m. EST. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers.

Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 94494840. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

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About Oculus Innovative Sciences, Inc.

Oculus Innovative Sciences is a specialty pharmaceutical company that develops and markets unique and effective solutions for the treatment of dermatological conditions and advanced tissue care. The company’s products, which are sold throughout the United States and internationally, have improved outcomes for more than five million patients globally by reducing infections, itch, pain, scarring and harmful inflammatory responses. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. European marketing and sales are headquartered in Roermond, Netherlands. More information can be found at www.oculusis.com.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Oculus Innovative Sciences, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “maximizing,” “achieve,” and “strive,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s common stock and warrants may be delisted from NASDAQ, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, the Company may not be able to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended March 31, 2016. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

Oculus and Microcyn® Technology are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

VP of Public and Investor Relations

(425) 753-2105

dmcfadden@oculusis.com

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	September 30,	March 31,
	2016	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,254	$7,469
Accounts receivable, net	2,260	2,274
Inventories, net	2,085	1,640
Prepaid expenses and other current assets	793	1,505
Total current assets	8,392	12,888
Property and equipment, net	794	850
Other assets	55	65
Total assets	$9,241	$13,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,284	$1,337
Accrued expenses and other current liabilities	1,189	1,526
Deferred revenue	651	574
Current portion of long-term debt	28	114
Total current liabilities	3,152	3,551
Deferred revenue, less current portion	–	112
Long-term debt, less current portion	50	–
Total liabilities	3,202	3,663
Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 714,286 shares authorized, none issued and outstanding at September 30, 2016 and March 31, 2016, respectively	–	–
Common stock, $0.0001 par value; 12,000,000 shares authorized at September 30, 2016 and March 31, 2016, 4,206,020 (unaudited) and 4,196,873 shares issued and outstanding at September 30, 2016 and March 31, 2016, respectively	1	1
Additional paid-in capital	167,185	166,368
Accumulated deficit	(156,892)	(152,375)
Accumulated other comprehensive loss	(4,255)	(3,854)
Total stockholders’ equity	6,039	10,140
Total liabilities and stockholders’ equity	$9,241	$13,803

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Revenues
Product	$3,809	$3,404	$7,318	$6,320
Product licensing fees and royalties	75	339	150	786
Service	224	311	451	628
Total revenues	4,108	4,054	7,919	7,734
Cost of revenues
Product	1,822	1,717	3,529	3,233
Service	204	247	389	538
Total cost of revenues	2,026	1,964	3,918	3,771
Gross profit	2,082	2,090	4,001	3,963
Operating expenses
Research and development	379	412	739	879
Selling, general and administrative	3,643	3,536	7,773	7,253
Total operating expenses	4,022	3,948	8,512	8,132
Loss from operations	(1,940)	(1,858)	(4,511)	(4,169)
Interest expense	(1)	(1)	(2)	(1)
Interest income	1	1	2	1
Gain due to change in fair value of derivative liabilities	–	65	–	6
Other (expense) income, net	(9)	30	(6)	60
Net loss	$(1,949)	$(1,763)	$(4,517)	$(4,103)
Net loss per common share: basic and diluted	$(0.46)	$(0.54)	$(1.08)	$(1.30)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	4,202	3,251	4,195	3,144
Other comprehensive loss
Net loss	$(1,949)	$(1,763)	$(4,517)	$(4,103)
Foreign currency translation adjustments	(168)	(253)	(401)	(324)
Comprehensive loss	$(2,117)	$(2,016)	$(4,918)	$(4,427)

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands) and (Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
(1) Loss from operations minus non-cash expenses (EBITDAS):
GAAP loss from operations as reported	$(1,940)	$(1,858)	$(4,511)	$(4,169)
Non-cash adjustments:
Stock-based compensation	406	492	817	1,011
Depreciation and amortization	57	60	118	122
Non-GAAP loss from operations minus non-cash expenses (EBITDA)	$(1,477)	$(1,306)	$(3,576)	$(3,036)

(2) Net loss minus non-cash expenses:
GAAP net loss as reported	$(1,949)	$(1,763)	$(4,517)	$(4,103)
Non-cash adjustments:
Stock-based compensation	406	492	817	1,011
Depreciation and amortization	57	60	118	122
Gain due to change in fair value of derivative instruments	–	(65)	–	(6)
Non-GAAP net loss minus non-cash expenses	$(1,486)	$(1,276)	$(3,582)	$(2,976)

(3) Operating expenses minus non-cash expenses
GAAP operating expenses as reported	$4,022	$3,948	$8,512	$8,132
Non-cash adjustments:
Stock-based compensation	(340)	(430)	(683)	(894)
Depreciation and amortization	(8)	(11)	(16)	(23)
Non-GAAP operating expenses minus non-cash expenses	$3,674	$3,507	$7,813	$7,215

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in fair value of common stock, a change in the fair value of derivative instruments, loss on impairment of investment, and non-cash interest expense. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Product Related Revenue Schedules

(In thousands) and (Unaudited)

The following table shows our product revenues by geographic region:

	Three months ended September 30,
Geographic Region	2016	2015	$ Change	% Change
United States	$1,697	$1,186	$511	43%
Latin America	1,192	1,266	(74)	(6%	)
Europe and Rest of the World	920	952	(32)	(3%	)
	3,809	3,404	405	12%
Product license fees and royalties	75	339	(264)	(78%	)
Total	$3,884	$3,743	$141	4%

The following table shows our product license fees and royalties revenue by partner:

	Three Months Ended September 30,
Product license fees and royalties	2016	2015	$ Change	% Change
Exeltis	$–	$103	$(103)	(100%	)
Innovacyn	–	9	(9)	(100%	)
Invekra, S.A. de C.V.	75	227	(152)	(67%	)
Total product license fees and royalties	$75	$339	$(264)	(78%	)

The following table shows our product revenues by geographic region:

Geographic Region	Six months ended September 30,
	2016	2015	$ Change	% Change
United States	$3,070	$1,973	$1,097	56%
Latin America	2,290	2,824	(534)	(19%	)
Europe and Rest of the World	1,958	1,523	435	29%
	7,318	6,320	998	16%
Product license fees and royalties	150	786	(636)	(81%	)
Total	$7,468	$7,106	$362	5%

The following table shows our product license fees and royalties revenue by partner:

	Six Months Ended September 30,
Product license fees and royalties	2016	2015	$ Change	% Change
Exeltis	$–	$157	$(157)	(100%	)
Innovacyn	–	29	(29)	(100%	)
Invekra, S.A. de C.V.	150	600	(450)	(75%	)
Total product license fees and royalties	$150	$786	$(636)	(81%	)

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